Exhibit 99.1

PRESS RELEASE
6/15/23
Carlisle Companies to Sell Carlisle Fluid Technologies

SCOTTSDALE, ARIZONA, June 15, 2023 - Carlisle Companies Incorporated (NYSE:CSL) today announced the signing of a definitive agreement to sell Carlisle Fluid Technologies (“CFT”) to an affiliate of Lone Star Funds in a transaction valued at $520 million. The transaction is subject to certain closing adjustments and conditions, including regulatory clearances, and is expected to close in the third quarter of 2023.

Lone Star is a leading global private equity firm founded in 1995. With offices around the world, Lone Star advises funds that invest in real estate, equity, credit, and operating companies.

CFT provides customers industry-leading and sustainable solutions for the supply, control, application and curing of a wide range of paints, powders, sealants & adhesives, foams and other application materials under an expanding collection of pioneering product brands. The CFT segment reported $297 million of revenue in 2022.

Chris Koch, Chair, President and Chief Executive Officer, said “The sale of CFT aligns with our Vision 2025 strategy and advances our drive to construct a concentrated portfolio of construction materials businesses emphasizing a superior capital allocation approach to investments. We believe the sale to an affiliate of Lone Star Funds is an excellent opportunity for CFT to optimize its long-term growth and profitability. I want to thank CFT’s approximately 825 global employees for contributing to CFT’s success and I thank the customers and suppliers of CFT for their continued loyalty.”

Goldman Sachs & Co. LLC acted as financial advisor to Carlisle on this transaction. Guggenheim Securities LLC and Citi acted as financial advisors to Lone Star.

Forward-Looking Statements

This press release contains forward-looking statements, including those with respect to the sale of CFT and the anticipated timing of the closing of the transaction. These statements represent only Carlisle’s current belief regarding future events, many of which, by their nature, are inherently uncertain and outside of Carlisle’s control. Actual results could differ materially from those reflected in this press release for various reasons, including the failure of the parties to meet or waive closing conditions, the failure to receive required regulatory approvals, and the failure of the buyer to obtain its expected financing. Carlisle disclaims any obligation to update forward-looking statements except as required by law.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials (“CCM”) and Carlisle Weatherproofing Technologies (“CWT”) – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle is also a leading provider of products to the aerospace and medical technologies markets through its Carlisle Interconnect Technologies (“CIT”) business segment. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System (“COS”), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.

Contact:     Jim Giannakouros, CFA
        Vice President, Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com